EXHIBIT 3.2

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MULTIMEDIA GAMES, INC.

a Texas corporation

Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, as amended (the “TBCA”), Multimedia Games, Inc. (the “Corporation”) hereby adopts these Articles of Amendment to its Articles of Incorporation (these “Articles of Amendment”).

ARTICLE ONE

The name of the corporation is Multimedia Games, Inc.

ARTICLE TWO

These Articles of Amendment hereby amend the Articles of Incorporation by amending and restating Section A of Article Four thereof in its entirety as follows:

“A. COMMON STOCK. The Corporation shall have the authority to issue 75,000,000 shares of Common Stock with a par value of $0.01 per share.”

ARTICLE THREE

These Articles of Amendment were adopted and approved by the requisite number of the shareholders of the Corporation on February 2. 2004.

ARTICLE FIVE

The amendments contained in these Articles of Amendment have been approved in the manner required by the TBCA and the constituent documents of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to Articles of Incorporation on February 5, 2004.

Multimedia Games, Inc.

By:	/s/ Craig S. Nouis

Craig S. Nouis Vice President and CFO